Exhibit 99.2

News Release

MEDIA CONTACTS:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Corporation Names

Richard W. Douglas to Board of Directors

DALLAS (November 7, 2007)—Atmos Energy Corporation (NYSE: ATO) said today that Richard W. Douglas will join its board of directors effective November 8, 2007, as a Class I director, increasing the size of the board to 13 directors. Douglas will serve on the board’s Human Resources Committee and Work Session/Annual Meeting Committee.

Douglas, 60, is executive vice president and a member of the executive committee of The Staubach Company, a global real estate advisory firm headquartered in Addison, Texas.

“Rick Douglas brings a wealth of expertise in commercial real estate, business investments, economic development and municipal government,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We are honored that our board of directors will benefit from his wide experience and wise counsel to guide Atmos Energy.”

Douglas joined Staubach in 1999. Previously, he had served as president of the Greater Dallas Chamber of Commerce for seven years. He also had served as president of the North Texas Commission; chairman, president and chief operating officer of Las Colinas Corporation; president and chief operating officer of Southland Investment Properties; and assistant to the Dallas City Manager.

He is a board member of The Senior Source of Metropolitan Dallas and has served on numerous other civic and not-for-profit boards, including the Trinity Improvement Association executive committee, Dallas Zoological Society, United Way of Metropolitan Dallas, Hart Global Leaders Forum and American Foundation for the Blind Southwest advisory council.

Douglas graduated from Oklahoma State University with a bachelor of science degree and from the University of New Mexico with a master’s degree in public administration. He is married and has two children and one grandchild. He resides in Dallas and in Clifton, Texas.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers in 22 states and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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